Clariti Telecommunications International, Ltd. completes acquisition of GlobalFirst Holdings


(Philadelphia, PA - December 8, 1998) Clariti Telecommunications International Ltd. (OTC Stock Symbol: CLRI) ("Clariti") announced that it had completed the acquisition of all of the outstanding stock of GlobalFirst Holdings, Ltd., a United Kingdom company ("GlobalFirst") in exchange for 76,571,500 shares of Clariti common stock. GlobalFirst has operating subsidiaries and businesses located throughout Europe involved with corporate and residential telecom services including transatlantic fiber optic voice and data transmission, (through its virtual private telecom network), pre-paid mobile phones, prepaid phone cards and call offices, including 123 fully owned and licensed public communications centers in England, France, Italy, Spain and Germany. GlobalFirst is currently generating revenue at an annualized rate of approximately $100 million. The combined companies will be known as Clariti Telecommunications International, Ltd.

Clariti also announced that it completed the sale of an equity investment in Clariti of $20,000,000 in exchange for 11,428,500 shares of Clariti common stock. Clariti will utilize $9,000,000 of these funds to complete the
commercialization of its digital voice pager and for working capital.   The
remaining capital will be used for future growth and development. In this regard, Clariti is evaluating the acquisition of additional telecom companies. There can be no assurance that any such acquisitions will occur.


About Clariti Telecommunications
--------------------------------
Clariti is currently developing the "ClariCAST" Digital Voice Paging System,the world's first low-cost high-speed digital voice paging system. The "ClariCAST" system combines a full-featured voice mail system with wireless voice pagers. This patented communications technology uses FM subcarrier frequencies, so it can be quickly and inexpensively installed in any city where FM radio towers exist. The company, which is located in Philadelphia, plans to market its voice paging service worldwide, including fast-growing paging markets such as Europe, Latin America, and the U.S. More information on Clariti and the "ClariCAST" Digital Voice Paging System can be found on the World Wide Web at http://www.clariti.com.


About GlobalFirst
-----------------
GlobalFirst is one of Europe's fastest growing telecom groups owning platforms, gateways, public call centers, prepaid phone cards and prepaid mobile phone operations and is currently generating revenue at an annualized rate of approximately $100 million.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, changes in telecommunications regulations, changes in consumer demand for telecommunication products and various other factors beyond

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the Company's control.  This includes such factors as described from time to time in SEC reports filed by Clariti Telecommunications International, Ltd., including the most recently filed Form 10-K.